EXHIBIT 99.1

www.centex.com P.O. Box 199000 Dallas, Texas 75219-9000 2728 North Harwood Dallas, Texas 75201-1516 Phone: (214) 981-5000

News Release

FOR IMMEDIATE RELEASE

For additional information, contact at 214/981-6706:
Ken Smalling, Director – External Communications

Centex Corporation Elects Ursula Fairbairn to Board of Directors

DALLAS – July 14, 2005: Centex Corporation announces the election of Ursula Fairbairn, former executive vice president of human resources and quality for American Express Company, to its board of directors.

Fairbairn, 62, has been president and chief executive officer of Fairbairn Group LLC, specializing in human resources and executive management services since April of this year. She served as executive vice president of human resources and quality of American Express Company, a diversified global travel and financial services company, from 1996 until April 2005.

Prior to joining American Express, she was senior vice president of human resources at Union Pacific Corporation from 1990 to 1996. A significant portion of her professional career, 1966-1990, was spent at IBM Corporation.

Fairbairn currently serves as a director of Circuit City Stores, Inc., Air Products and Chemicals, Inc., VF Corporation and Sunoco Inc. She also serves as vice chair of the National Academy of Human Resources.

Fairbairn received her degree in mathematics from Upsala College and attended Harvard’s Graduate School of Education to achieve her master’s degree.

Dallas, Texas-based Centex, through its subsidiaries, is one of the nation’s premier companies in home building, financial services, home services and commercial contracting. Centex ranks No. 1 in its industry on FORTUNE magazine’s 2005 list of “America’s Most Admired Companies.”

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